Exhibit 49

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[Graphic: excerpts from analyst reports beginning and ending with large quotation marks in circles]


Recent results indicate the bank has essentially met (its) ambitious goals, with first quarter ROE above target and efficiency ratio better (i.e., below) target.

                 Thomas Theurkauf, Keefe, Bruyette & Woods,
                  First Call Research Notes, May 15, 1997


Last year's merger with American Savings Bank is progressing better than expected as Washington Mutual's products are being well received in California. Earnings momentum is very good as a result.

                        Value Line Investment Survey
                                May 2, 1997


Washington Mutual's strategy . . . . will lead to a higher price/earnings multiple for a Great Western -- Washington Mutual combination.

                 Jonathan Gray, Sanford C. Bernstein & Co.,
                    Dow Jones News Service, May 20, 1997


                 We couldn't have said it better ourselves.


                          [Washington Mutual logo]


Permission for use of analysts' quotes was sought and granted.   FDIC Insured

              GROWTH + VALUE + EXPERIENCE = WASHINGTON MUTUAL